Exhibit 5.1

[Sullivan & Cromwell LLP Letterhead]

May 31, 2011

Barclays Bank PLC,

1 Churchill Place,
London E14 5HP.

Ladies and Gentlemen:

We are acting as counsel to Barclays Bank PLC, a public limited company organized under the laws of England and Wales (the “Company”), in connection with the issuance and delivery of the debt securities identified in Annex A to this letter (the “Notes”).  The Company filed with the Securities and Exchange Commission, on August 31, 2010, a registration statement on Form F-3ASR (File No. 333-169119) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to, among other things, the proposed offer and sale of an unspecified principal amount of the Company’s senior, unsecured debt securities, including the Notes.   The Notes are being issued under an indenture, dated as of September 16, 2004 (the “Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as trustee (the “Trustee”).

We have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  The foregoing opinion is delivered and is to be read in conjunction with the opinion of Sullivan & Cromwell LLP, dated the date hereof, regarding certain matters under the laws of England and Wales relevant to the foregoing opinion.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Company or the Notes or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Notes conform to the specimens thereof examined by us, that the Notes have been duly authenticated by one of the Trustee’s authorized officers, that the Notes have been delivered against

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payment as contemplated in the Registration Statement and that the signatures on all documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K to be incorporated by reference in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP

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Annex A

Title of Notes	Date of Issue

$500,000 11.00% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Arch Coal, Inc.)	May 31, 2011

$250,000 9.00% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Noble Corporation)	May 31, 2011

$250,000 11.25% Exchangeable Notes due August 31, 2011 (Linked to the Common Stock of JDS Uniphase Corporation)	May 31, 2011

$250,000 12.00% Exchangeable Notes due August 31, 2011 (Linked to the American Depository Share of Baidu, Inc.)	May 31, 2011

$250,000 10.25% Exchangeable Notes due August 31, 2011 (Linked to the Common Stock of AMR Corporation)	May 31, 2011

$10,000,000 10.90% Exchangeable Notes due May 30, 2012 (Linked to the Common Stock of Silver Wheaton Corp.)	May 31, 2011

$10,000,000 11.10% Exchangeable Notes due May 30, 2012 (Linked to the Common Stock of Netflix, Inc.)	May 31, 2011

$ 10,000,000 12.75% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Seagate Technology)	May 31, 2011

$10,000,000 9.25% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of the United States Steel Corporation)	May 31, 2011

$10,000,000 8.75% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Peabody Energy	May 31, 2011

Corporation)

$2,200,000 Digital Notes due August 30, 2012 Linked to the Performance of the Russell 2000® Index E-6559	May 31, 2011

$600,000 Callable Fixed Rate Range Accrual Notes due May 29, 2026 E-6554	May 31, 2011

$4,000,000 Buffered Super TrackSM Notes due May 31, 2016 Linked to the Performance of the Dow Jones Industrial AverageSM E-6560	May 31, 2011

$450,000 Notes due May 31, 2013 Linked to the Performance of the Hang Seng China Enterprises Index E-6558	May 31, 2011

Barclays Bank PLC Trigger Yield Optimization Notes $6,709,223.52 Notes linked to the common stock of Rackspace Hosting, Inc. due November 30, 2011	May 31, 2011

Barclays Bank PLC Trigger Yield Optimization Notes $7,207,640.00 Notes linked to the common stock of Nabors Industries Ltd. due November 30, 2011	May 31, 2011

Barclays Bank PLC Trigger Yield Optimization Notes $4,864,360.00 Notes linked to the common stock of Limited Brands, Inc. due November 30, 2011	May 31, 2011

$2,665,000 Double Short Leverage Securities Linked to the Barclays Capital 30Y Treasury Futures IndexTM due May 30, 2014	May 31, 2011

8.00% Exchangeable Notes due May 30, 2012 (Linked to the Common Stock of Ford Motor Company)	May 31, 2011

10.00% Exchangeable Notes due November 30, 2011 (Linked to American Depositary Shares Representing the Common Stock of ARM Holdings plc)	May 31, 2011

11.75% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Delta Airlines, Inc.)	May 31, 2011

11.25% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of DryShips Inc.)	May 31, 2011

12.00% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Freeport-McMoRan Copper & Gold Inc.)	May 31, 2011

16.25% Exchangeable Notes due November 30, 2011 (Linked to the American Depositary Shares Representing the Ordinary Shares of LDK Solar Co., Ltd.)	May 31, 2011

14.10% Exchangeable Notes due November 30, 2011 (Linked to the Common Stock of Rambus Inc)	May 31, 2011

8.00% Exchangeable Notes due April 27, 2012 (Linked to the Common Stock of Ford Motor Company)	May 31, 2011

$4,521,300 Barclays Bank PLC Trigger Autocallable Optimization Securities Linked to the Performance of Corn Futures Contracts due June 8, 2012	May 31, 2011

$4,730,850 Buffered Return Optimization Securities Linked to the S&P 500® Index due May 31, 2013	May 31, 2011